UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 23, 2010
Citizens Republic Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

001-33063	38-2378932

(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502

(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 23, 2010, the independent members of the Board of Directors of Citizens Republic Bancorp, Inc. (the “Corporation”) approved an increase in the annual base salary of Cathleen H. Nash, the Corporation’s President and Chief Executive Officer, effective immediately, from $800,000 to $1,100,000. The cash portion of Ms. Nash’s annual base salary increased from $600,000 to $900,000, while the portion of her annual base salary paid in salary stock remained unchanged at $200,000.
The independent members of the Board determined that the salary increase was in the best interest of the Corporation and its shareholders based on a number of factors, including:
•	Updated peer group information indicating that Ms. Nash was currently being paid at a rate significantly below the 50th percentile of the peer group CEOs. The increase will result in her total compensation being slightly higher than the 50th percentile of CEO compensation in the Corporation’s peer group as reflected in 2010 proxy statements filed by peer group members;
•	Ms. Nash’s demonstrated ability as a leader during her tenure;
•	Her further enhancement of the Corporation’s relationship with its banking regulators and her critical role in responding to and complying with the recent regulatory agreement;
•	Ms Nash’s critical role in leading the Corporation through the current adverse economic conditions;
•	The importance of retaining Ms. Nash’s services in view of the Corporation’s current posture, and the legal limitations currently imposed on the Corporation’s ability to grant short-term incentive compensation.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.
	By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Date: September 28, 2010		Its: General Counsel and Secretary